                   SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549


                                FORM 8-K

                             CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of
                   The Securities Exchange Act of 1934



     Date of Report (date of earliest event reported): December 19, 1994




                           XEROX CORPORATION
         (Exact name of registrant as specified in its charter)



         New York              1-4471                16-0468020
         (State or other       (Commission File      (IRS Employer
         jurisdiction of       Number)               Identification
         incorporation)                              No.)


                         800 Long Ridge Road
                            P. O. Box 1600
                   Stamford, Connecticut  06904-1600
           (Address of principal executive offices)(Zip Code)


    Registrant's telephone number, including area code: (203) 968-3000



                   This document consists of 2 pages.

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Item 5.   Other Events

On December 19, 1994, Exor Group and Registrant announced that Exor America Inc. ("Exor") and Talegen Holdings, Inc. ("Talegen"), a wholly-owned subsidiary of Registrant, have signed a stock purchase agreement for Exor to purchase Constitution Re Corporation ("Constitution Re"), a subsidiary of Talegen. The purchase price is over $400 million in cash, which will be used to pay down debt of Registrant.

Exor Group, listed in Luxembourg, is affiliated with IFI, the holding company of the Agnelli Group.

On January 19, 1995, General American Life Insurance Company ("General American") and Xerox Financial Services, Inc. ("XFSI"), a wholly-owned subsidiary of Registrant, announced that they have signed a definitive agreement for a wholly-owned subsidiary of General American to acquire Xerox Financial Services Life Insurance Company and related companies ("Xerox Life"). A letter of intent was announced by the two companies on August 24.

At closing, General American will rename the business and reinsure the existing fixed annuity business through OakRe Life Insurance Company, a wholly-owned subsidiary of XFSI, for the balance of the current guarantee periods.

The proposed sales of Constitution Re and Xerox Life are part of Registrant's strategy to exit the financial services business, which was announced in January, 1993. The closings of the sales are subject to the customary closing conditions and regulatory approvals.

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                               SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.


                                           XEROX CORPORATION


                                           EUNICE M. FILTER
                                           Vice President, Treasurer
                                           and Secretary

Dated:  January 20, 1995

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